Exhibit 10.6.1

                        McNAB COMMERCE CENTER ASSOCIATES
                             2005 Cypress Creek Road
                            Ft. Lauderdale, FL 33309

November 12, 1999

Technical Chemicals & Products, Inc.
3361 SW 15 Street
Pompano Beach, FL  33069

Attn:  Jack Aronowitz, President

Re:      3245-3361 SW 15 Street, Pompano Beach, FL

Dear Mr. Aronowitz:

This letter is to confirm our understanding which is as follows:

We agree that the term of the Original Lease dated October 14, 1992, together with addendum thereto, for the above referenced premises, remain extended until October 31, 2003, with an option to further extend to October 31, 2006, provided notice is given by you to us by October 31, 2002.

We agree that you will lease approximately an additional 6,800 square feet located at 3265 SW 15 Street commencing on June 1, 2000. The base rent for the additional space will increase the base rent you are currently paying by $4,194.92 per month. The total initial monthly base rent for the combined space will now be $22,128.32. Anticipating the scheduled increase in rent on January 1, 2000. The above rents will be adjusted as follows:

             Monthly base rent for presently occupied space:     $18,471.46
             Monthly base rent for additional space:               4,316.51
             New monthly base rent:                              $22,787.97

Your share of the additional rent shall be computed on 100% of the total expenses for the entire premises.

The term for this additional space will be the same as for the referenced space, terminating on October 31, 2003. You agree to accept the space in "as-is" condition.

It is understood and agreed that this additional space does not include any additional parking spaces. Twenty five designated parking spaces will remain to be used in a manner determined in the sole discretion of the landlord.

We will arrange for GFA International to perform an Environmental Site Screening Evaluation on the new additional space at the premises to insure that no recognized adverse environmental condition exists in connection with subject property.

In the event that the space becomes available sooner than June 1, 2000, then, in that event, you agree to take possession at the earlier date and commence rent payments on the date of availability.

In the event that we are unable to deliver possession of the space for any reason whatsoever, the rental reserved to be paid herein for the space shall be abated pending the making available of the space. The validity or terms of the lease shall not be affected by such an event.

It is understood that there was no broker involved in this space and that no commissions or fees or expense will be involved.

All other terms and conditions of the lease apply to this space as well as all terms and conditions of the lease remaining in full force and effect for the referenced space.

Please indicate your acceptance in the space provided below.

Very truly yours,

McNAB COMMERCE CENTER ASSOCIATES

/s/
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      WITNESS:          /s/
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      WITNESS:          /s/
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AGREED AND ACCEPTED:

TECHNICAL CHEMICALS & PRODUCTS, INC.

/s/
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      WITNESS:             /s/
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      WITNESS:             /s/
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      DATE:                12/22/99
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